                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT is made this __ day of June, 1999 by and between UNITED WISCONSIN SERVICES, INC. ("UWS") and HEALTH CARE SERVICE CORPORATION, a Mutual Legal Reserve Company doing business as Blue Cross Blue Shield of Illinois ("HCSC").

                                    RECITALS

      A. HCSC is the owner of 10,000 shares of the issued and outstanding capital stock of Third Coast Holding Company, an Illinois corporation ("HOLDING"), $1.00 par value per share (the "SHARES"), constituting 100% of the issued and outstanding Shares.

      B. Holding, through its wholly owned subsidiaries, Third Coast Insurance Company, an Illinois corporation ("THIRD COAST INSURANCE") and Third Coast Insurance Services Company, an Illinois corporation ("THIRD COAST SERVICES"), engages in the workers compensation insurance business in Illinois, including without limitation managed care, management and administrative services relating thereto.

      C. UWS, through its wholly owned subsidiaries United Wisconsin Insurance Company, a Wisconsin corporation ("UNITED WISCONSIN") and United Heartland, Inc., a Wisconsin corporation ("UNITED HEARTLAND"), engages in the workers compensation insurance business in Wisconsin and other states, including without limitation managed care, management and administrative services relating thereto.

      D. As a result of its years of experience in the workers' compensation insurance business, UWS has previously acquired or independently developed valuable expertise and know-how, including registered and unregistered copyrighted computer software and computer systems.

      E. HCSC, UWS, United Wisconsin and United Heartland have formed or will form [Managing General Agent], an Illinois corporation (the "MGA"), pursuant to the terms of that certain Joint Venture and Shareholders Agreement (the "JOINT VENTURE AGREEMENT") dated as of May 3, 1999, by and among HCSC, UWS, United Wisconsin and United Heartland.

      F. It is the intention of the parties hereto that the MGA will enter into and compete in the market for offering workers compensation insurance in the State of Illinois, including without limitation managed care, management and administrative services relating thereto.

      G. It is the intention of the parties hereto that, under and pursuant to the terms and conditions of the Joint Venture Agreement and the various documents contemplated thereby and executed in connection therewith (together, the "ANCILLARY AGREEMENTS"), from and after the closing thereon all of the efforts of the parties hereto insofar as offering workers compensation insurance in the State of Illinois is concerned will be conducted by and through the MGA and various subsidiaries of UWS, and Third Coast Insurance and Third Coast Services will no longer remain active as insurers or insurance service providers for newly written policies of workers compensation insurance sold in the State of Illinois.

      H. The parties hereto acknowledge and agree that UWS's and HCSC's transitioning of the Third Coast Companies' business of writing new or renewal policies of workers compensation insurance to the MGA is a valuable contribution to the MGA and such transitioning will cause the owners of the MGA to receive a substantial and material benefit therefrom.

      I. The parties acknowledge that it is a condition of HCSC's willingness to enter into the Joint Venture Agreement and the Ancillary Agreements that UWS purchase 50% of the common stock of Holding owned by HCSC upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention to be legally bound, the parties do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                        1.1 INCORPORATION OF RECITALS. Each of the Recitals above is hereby incorporated into and made a part of this Agreement.

                        1.2 CERTAIN DEFINITIONS. Each of the following terms used herein shall have the meanings given to them as hereinafter set forth:

      "ACQUISITION STOCK" shall mean shares of preferred or common stock of UWS that will be issued to HCSC in consideration for the Purchased Shares unless payment is made in cash or by promissory note of UWS.

      "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

      "AGREEMENT" shall mean this Stock Purchase Agreement between HCSC and UWS.

      "BUSINESS" shall mean the worker's compensation insurance business and third party administrative services business conducted by Holding and the Operating Subsidiaries.

      "BUSINESS DAY" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Chicago, Illinois.

      "CLOSING" shall have the meaning ascribed to such term in Section 2.3 of this Agreement.

      "CLOSING DATE" shall have the meaning ascribed to such term in Section
2.3 of this Agreement.

      "DOI" shall mean the Illinois Department of Insurance or any successor regulatory body formed for the purpose of regulating workers compensation insurers selling insurance in the State of Illinois.

      "FAIR MARKET VALUE" shall have the meaning ascribed to such term in
Section 2.2(b) of this Agreement.

      "GAAP" shall mean generally accepted accounting principles, applied consistently.

      "GOVERNMENTAL BODY" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality, including the Illinois Department of Insurance.

      "HCSC" shall mean Health Care Service Corporation, A Mutual Legal Reserve Company doing business as Blue Cross Blue Shield of Illinois.

      "HOLDING" shall mean Third Coast Holding Company, an Illinois corporation.

      "JOINT VENTURE AGREEMENT" shall have the meaning given to it in the Recitals hereto.

      "JOINT VENTURE CLOSING" shall be the closing on the transactions contemplated under the Joint Venture Agreement.

      "JOINT VENTURE CLOSING DATE" shall be the date on which the Joint Venture Closing shall have occurred, which shall in no event be later than September 24, 1999.

      "LAW" shall mean any federal, state, local or other governmental law, rule or regulation of any kind, and the rules and regulations promulgated thereunder.

      "KNOWLEDGE" shall mean actual knowledge of a party after making due inquiry, which in the case of HCSC and the Third Coast Companies shall mean inquiry by HCSC of officers of the Third Coast Companies. If a party fails to make inquiry, knowledge shall include constructive knowledge of such facts as would have been learned had such due inquiry been made.

      "OPERATING SUBSIDIARIES" shall mean Third Coast Insurance and Third Coast Services.

      "PERSON" shall mean and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity or a Governmental Body.

      "PURCHASED SHARES" shall mean 5,000 shares of common stock of Holding, par value $1.00 per share, representing 50% of the issued and outstanding Shares of Holding and being the Shares purchased by UWS from HCSC under this Agreement.

      "RELATED PARTY" shall mean (i) Holding, (ii) any Operating Subsidiary,
(iii) any Affiliate of Holding or any Operating Subsidiary, (iv) any officer or director of any Person identified in clauses (i)-(iii) preceding, and (v) any spouse, sibling, ancestor, or lineal descendant of any natural Person identified in any one of the preceding clauses.

      "SAP" shall mean statutory accounting principles, applied consistently.

      "SHARES" shall have the meaning ascribed to such term in the recitals to this Agreement.

      "SURPLUS LOANS" shall mean the surplus loans made by HCSC to Holding to support the operations of the Third Coast Companies.

      "SURPLUS NOTES" shall mean those promissory notes of Third Coast Companies evidencing the Surplus Loans.

      "THIRD COAST COMPANIES" shall mean collectively, Holding, Third Coast Insurance and Third Coast Services. A "Third Coast Company" shall mean any of the Third Coast Companies.

      "THIRD COAST INSURANCE" shall mean Third Coast Insurance Company, an Illinois domestic stock insurance company, which is a wholly-owned subsidiary of Holding.

      "THIRD COAST SERVICES" shall mean Third Coast Insurance Services Company, an Illinois corporation, which is a wholly-owned subsidiary of Holding.

      "UWS" shall mean United Wisconsin Services, Inc., a Wisconsin corporation.

                                   ARTICLE II

                               PURCHASE OF SHARES

               2.1 AGREEMENT TO PURCHASE STOCK. UWS does hereby agree and commit to purchase on the Closing Date, subject only to fulfillment of those conditions to purchase set forth in Section 6.1 hereof and no others, the Purchased Shares and does hereby agree to make payment for such Shares in accordance with the terms of Section 2.2 below. Immediately upon consummation of such purchase, UWS shall contribute the Purchased Shares to the capital of the MGA and HCSC shall contribute the remaining Shares owned by it to the capital of the MGA.

               2.2      DETERMINATION AND PAYMENT OF PURCHASE PRICE.

               (a)      PURCHASE PRICE AMOUNT.

                        (i) Within the 60 day period prior to the Closing Date, HCSC will cause to be prepared and delivered concurrently to HCSC and UWS a balance sheet of the Third Coast Companies as of the date thereof (the "ESTIMATED CLOSING BALANCE SHEET"). The Estimated Closing Balance Sheet shall serve as the basis for determining the adjusted book value of the Third Coast Companies as of the date thereof (the "ESTIMATED ADJUSTED BOOK VALUE"), which shall be set forth on the Estimated Closing Balance Sheet (or an attachment thereto), along with a description of the calculation used to derive the Estimated Adjusted Book Value. The Estimated Closing Balance Sheet shall be prepared contemplating two alternative scenarios. The first scenario shall assume that the DOI WILL NOT PERMIT the Surplus Loans to be repaid by Third Coast Insurance prior to Closing. Under this scenario, on the day prior to the Closing Date the Surplus Loans shall be converted to equity and the Surplus Notes canceled for purposes of calculating the Estimated Adjusted Book Value. The alternative scenario shall assume that the DOI WILL PERMIT Third Coast to repay all or part of the Surplus Loans prior to Closing and that the Surplus Notes will be reduced by the amount of such repayment. Under this scenario, only the then-unpaid portion of the Surplus Loans will be converted to equity on the day prior to the Closing Date for purposes of calculating the Estimated Adjusted Book Value. The Purchase Price for the Purchased Shares, as such amount shall be finally adjusted in accordance with this Section 2.2 (a) ("PURCHASE PRICE") shall be 50% of the Estimated Adjusted Book Value as determined under one of the two scenarios, such choice depending on whether or not the DOI has permitted the repayment of the Surplus Notes. The Estimated Closing Balance Sheet shall be prepared in accordance with statutory accounting principles on a basis consistent with past practices ("SAP"). The fees and expenses attributable to preparation of the Estimated Closing Balance Sheet will be paid by HCSC.

                        (ii) As promptly as practicable after the Closing Date (but in no event later than 120 days after the Closing Date), HCSC and UWS will cause an accounting firm acceptable to both (the "ACCOUNTANT") to conduct a valuation of the Third Coast Companies and to prepare and deliver concurrently to HCSC and UWS an audited balance sheet of the Third Coast Companies as of the Closing Date (the "CLOSING BALANCE Sheet"). The Closing Balance Sheet shall set forth the adjusted book value of the Third Coast Companies as of the Closing Date (the "ADJUSTED BOOK VALUE") and shall reflect the treatment actually accorded to the Surplus Loans and Surplus Notes as authorized by the DOI. The Closing Balance Sheet shall be prepared in accordance with SAP. The fees and expenses of the Accountant will be shared equally by HCSC and UWS.

                        (iii) HCSC and UWS shall each have the ability to challenge the determination of the Accountant as set forth herein. Either HCSC or UWS may claim that the Closing Balance Sheet was not prepared in accordance with the requirements of Section 2.2(a)(ii), and shall deliver to the other party a detailed statement describing the basis for any such claim within fifteen (15) days after receiving the Closing Balance Sheet. A party's failure to deliver such statement within such 15 day period shall make the Accountant's determination final as against such party. HCSC and UWS will use reasonable efforts to resolve any such claims themselves. If they do not obtain a final resolution within thirty (30) days after first receiving the Closing Balance Sheet, however, HCSC and UWS will select another accounting firm mutually acceptable to them to resolve any remaining such claims. If HCSC and UWS are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding any such firm which has provided services to HCSC, UWS or others affiliated with HCSC or UWS) (the "ARBITRATING ACCOUNTANT"). Upon submission to the Arbitrating Accountant for resolution, HCSC and UWS shall indicate in writing its position on each disputed matter. The Arbitrating Accountant shall choose one of the two positions on each disputed matter no later than sixty (60) days after first receiving the Closing Balance Sheet and such position will be conclusive and binding upon HCSC and UWS with respect to that disputed matter. The proposed Closing Balance Sheet and the Closing Adjusted Book Value will be revised as appropriate to reflect the resolution of any claims pursuant to this Section 2.2(b). The term "FINAL CLOSING BALANCE SHEET" means the Closing Balance Sheet, together with any revisions thereto pursuant to this Section 2.2 (b). The term "FINAL ADJUSTED BOOK VALUE" means the Closing Adjusted Book Value, together with any revisions thereto pursuant to this Section 2.2(b). HCSC and UWS shall each be responsible for one-half of the fees and expenses of the Arbitrating Accountant.

                        (iv) HCSC will make the work papers and back-up materials used in preparing the Closing Balance Sheet, and any books, records and financial staff of the Third Coast Companies available to UWS and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Balance Sheet at reasonable times and upon reasonable notice at any time during (a) the preparation of the Closing Balance Sheet, (b) the review by HCSC and UWS of the Closing Balance Sheet, and (c) the resolution by HCSC and UWS of any objections thereto.

                        (v) The Purchase Price will be adjusted if the Final Adjusted Book Value of the Company is greater or less than the Estimated Adjusted Book Value (using the scenario reflecting the treatment actually accorded the Surplus Notes and Surplus Loans as authorized by the
DOI). If the Final Adjusted Book Value is greater than the Estimated Adjusted Book Value, then the Purchase Price will be increased by 50% of the amount of such excess. If the Final Adjusted Book Value is less than the Estimated Adjusted Book Value, then the Purchase Price will be decreased by 50% of the amount of such deficiency.

                        (vi) Any adjustment to the Purchase Price made in accordance with subsection (a)(v) above shall be made in the same form of consideration as was paid to HCSC at Closing. If the consideration selected is cash, the party to whom an amount is owed by virtue of a Purchase Price adjustment shall be paid by the other by wire transfer of immediately available funds in an amount equal to the amount owed within five (5) business days following the determination of the Final Adjusted Book Value. If the consideration selected is Acquisition Stock and the Final Adjusted Book Value is greater than the Estimated Adjusted Book Value, UWS shall deliver to HCSC a certificate(s) for a number of shares of Acquisition Stock having a Fair Market Value (calculated as of the Closing Date) equal to 50% of the amount of such excess. If the consideration selected is Acquisition Stock and the Final Adjusted Book Value is less than the Estimated Adjusted Book Value, HCSC shall tender to UWS the certificate(s) representing the Acquisition Stock received by HCSC at Closing and UWS shall immediately tender a new certificate(s) for the appropriate number of shares after giving effect to the adjustment of the Purchase Price made based on the Final Closing Balance Sheet. Any adjustment to the number of shares to be received by HCSC shall be made within five (5) business days following receipt of the Final Closing Balance Sheet. If the consideration selected is a note, a new note in a principal account reflecting such adjustment will be substituted within five (5) business days following receipt of the Final Closing Balance Sheet.

               (b) PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to HCSC by UWS at the Closing in one of the following currencies. The selection of which currency shall be used shall be made by UWS. The terms of such currency shall be agreed upon by the parties pursuant to Article VII.

                        (i)     cash or cash equivalents;

                        (ii) a promissory note of UWS containing terms agreed to by the parties;

                        (iii) preferred stock of UWS in an amount equal to the Purchase Price determined by the Fair Market Value of such shares as of the date such payment is made; or

                        (iv) common stock of UWS in an amount equal to the Purchase Price determined by Fair Market Value of such shares as of the date such payment is made.

      "FAIR MARKET VALUE" shall mean (1) with respect to preferred stock of UWS, the price agreed to by HCSC and UWS as the price at which a willing buyer and a willing seller would agree to sell the preferred stock in an arms-length transaction as of the Closing Date. If the parties are unable to reach an agreement on the Fair Market Value on or prior to the Closing, they shall select a neutral, nationally recognized auditing firm to conduct a valuation, which valuation shall be completed within 45 days of the Closing Date. The cost of such valuation shall be divided equally between the parties; and (2) with respect to the common stock of UWS, the average of the closing trading prices of such stock on the New York Stock Exchange for the ten trading days immediately preceding the date such payment is made.

               2.3 CLOSING. The Closing with respect to the transactions provided for in this Agreement (the "CLOSING") shall take place at the offices of HCSC at 300 East Randolph Street Chicago, Illinois during the first 10 Business Days of the calendar year 2000, such date to be chosen by HCSC (the "CLOSING Date"). The Closing shall be effective as of December 31, 1999.

               2.4 LIABILITIES RETAINED BY HCSC. HCSC shall retain and be responsible for all liabilities of the Third Coast Companies occurring prior to the Closing Date and all actions and events occurring prior to the Closing Date that could result in liabilities to the Third Coast Companies, including claims payable under policies of Third Coast Insurance in force on and prior to the Closing Date (collectively, the "Retained Liabilities"). Such claims payable shall be paid from the reserves of Third Coast Insurance established for that purpose and reflected on the Interim Balance Sheet and the Final Closing Balance Sheet. Any liabilities that are in addition to those reserved for on the Interim Balance Sheet or the Final Closing Balance Sheet will be the financial responsibility of HCSC. Such claims shall be administered and a final settlement made of such claims as provided in
Section 5.7.

                                ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HCSC

      The schedules attached hereto are hereby incorporated by reference. HCSC represents and warrants to UWS that:

               3.1 ORGANIZATION AND STANDING. HCSC (i) is a Mutual Legal Reserve Company duly organized, validly existing and in good standing under the laws of the State of Illinois; (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage, including the transactions contemplated by this Agreement. Each Third Coast Company (x) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; (y) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage; and (z) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified.

               3.2 SUBSIDIARIES. Holding's only subsidiaries are Third Coast Insurance and Third Coast Services. Neither Third Coast Insurance nor Third Coast Services has any subsidiaries.

               3.3 CAPITALIZATION. On the date hereof, (a) the authorized capital stock of Holding consists of 10,000 shares of Common Stock, $1.00 par value; (b) the authorized capital stock of Third Coast Insurance consists of 10,000,000 shares of Common Stock, $1.00 par value; and
(c) the authorized capital stock of Third Coast Services consists of 10,000 shares of Common Stock, $1.00 par value. Such Shares are issued and outstanding and held of record as set forth on SCHEDULE 3.3 and all such Shares have been validly issued and are fully paid and nonassessable. There are no other outstanding shares of capital stock of any Third Coast Company or any subscriptions, options, warrants, calls, rights (including, without limitation, preemptive rights) or other agreements or commitments of any nature relating to any capital stock of any Third Coast Company other than the rights created by this Agreement.

               3.4 DUE AUTHORIZATION; VALID AND BINDING AGREEMENT. All corporate action on the part of HCSC necessary for the authorization, execution, delivery and performance of all obligations of HCSC under this Agreement and for the sale and delivery of the Purchased Shares has been taken prior to the execution and delivery hereof. This Agreement constitutes the legal, valid and binding obligation of HCSC enforceable against HCSC in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting creditors' rights or by general principles of equity limiting the availability of equitable remedies.

               3.5 VALIDITY. The Purchased Shares, when sold and delivered to UWS in accordance with the terms of this Agreement, shall be duly and validly issued, fully paid and nonassessable.

               3.6 COMPLIANCE WITH OTHER INSTRUMENTS. No Third Coast Company is in material violation of any provision of its Articles of Incorporation or By-Laws in effect as of the date hereof, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which any of its properties or assets is bound (collectively, the "MATERIAL CONTRACTS"), or of any provision of any federal, state or local judgment, writ, decree, order, statute, rule or governmental regulation applicable to it. The execution, delivery and performance of this Agreement will not result in any such violation or be in a conflict with or constitute a default under any such provision or any Material Contract.

               3.7 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 3.7 identifies all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by any Third Coast Company in or applicable to the Business (the "INTELLECTUAL Property").
SCHEDULE 3.7 separately identifies all Intellectual Property under license. Except as set forth in Schedule 3.7, the Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of HCSC, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. No Third Coast Company is infringing upon the intellectual property rights of any other Person.

               3.8 GOVERNMENTAL AUTHORIZATIONS. Each Third Coast Company possesses all governmental, regulatory and administrative licenses, permits, approvals and other authorizations as are necessary to enter into this Agreement and to conduct its business and operations. Each Third Coast Company is in compliance with the terms and conditions of all such licenses, permits, approvals and authorizations. No proceeding is pending or, to the knowledge of HCSC, threatened against any Third Coast Company, an adverse consequence of which would be the revocation, cancellation or suspension of any such licenses, permits, approvals and authorizations nor does HCSC have any knowledge of any facts that would provide the basis of any such proceeding. Neither the execution of this Agreement or the agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will result in the revocation, or an adverse change in the terms or conditions, of any such license, permit, approval or authorization.

               3.9 LITIGATION. Except for claims litigation in the ordinary course of the Third Coast Companies' business and except as set forth on SCHEDULE 3.9, there is no litigation, claim, proceeding or investment pending, or, to the knowledge of HCSC, threatened against or relating to any Third Coast Company, its business or the transactions contemplated hereby. SCHEDULE 3.9 discloses, with respect to each item described thereon, the name or title of the action (and parties or potential parties thereto) and a description of the nature of the action or claim. Except as so described, HCSC knows of no state of facts or circumstances which reasonably could be expected to ripen into any litigation, proceeding or investigation or adversely affect the Third Coast Companies' business or prospects. Except as described on SCHEDULE 3.9, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which any Third Coast Company is a party or subject.

               3.10 COMPLIANCE WITH LAW. The conduct of the business of each Third Coast Company does not violate, nor is any such Company in default under, any law, rule, regulation, code, guideline, order, arbitration award, judgment, decree, restriction or condition.

               3.11. ENVIRONMENTAL CONCERNS. Each Third Coast Company is and has been in compliance with all applicable environmental, health, safety and noise pollution laws, rules and regulations and with all laws, rules and regulations regarding the generation, production, storage, treatment, labeling, transportation or disposition of infectious, hazardous or other wastes or toxic substances ("ENVIRONMENTAL LAWS"). Each Third Coast Company has timely filed all reports and notices required to be filed by it, has obtained all required approvals and permits and has generated and maintained all required data, documentation and records required under the Environmental Laws. The Third Coast Companies have not, nor has, to the knowledge of HCSC any other person or entity, caused or permitted hazardous substances to be stored, discharged or released, deposited, treated, recycled, leaked, spilled or disposed of on, under or at any real property occupied by any Third Coast Company.

               3.12     FINANCIAL STATEMENTS.  Attached hereto as SCHEDULE
3.12 are the following financial statements, including in each case all notes thereto, all of which are complete and correct, have been prepared from the books and records of the Third Coast Companies and (in the case of the GAAP financial statements only) in accordance with GAAP and fairly present the financial condition of the Third Coast Companies as of their respective dates and the results of its operations for the periods covered thereby:

                        (a) statutory balance sheets of the Third Coast Companies as of the end of their two most recently completed fiscal years and audited GAAP balance sheets of the Third Coast Companies as of December 31, 1997 and statements of income, changes in shareholders' equity and cash flows of the Third Coast Companies for each of the years then ended; and

                        (b) the most recently prepared monthly balance sheet and the related statement of income, changes in shareholders' equity and cash flows for such period (the "INTERIM BALANCE SHEET"). The financial statements referred to in paragraphs (a) and (b) above are referred to as the Financial Statements.

                        Such statements of income do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the interim financial statements include all adjustments, which consist only of normal recurring accruals (the effect of which will not, individually or in the aggregate, be materially adverse), necessary for such fair representation.

                        The Third Coast Companies' books of account, minute books and stock records are complete and correct.

               3.13 CONTINGENT AND UNDISCLOSED LIABILITIES. No Third Coast Company has any debts, obligations or liabilities nor is it subject to the imposition of any valid governmental or third-party claim arising from the conduct of its business or the ownership or use of its assets on or prior to the date hereof, whether known or unknown, fixed or contingent, of any nature whatsoever, except those: (a) reflected or reserved against on the Financial Statements, (b) disclosed on SCHEDULE 3.13 or (c) liabilities which have arisen in the ordinary course of business and consistent with past practice from the date of the Financial Statements through the date hereof and which are not, singly or in the aggregate, materially adverse to such Third Coast Company.

               3.14     TAXES.

                        (a) The federal and state corporate tax returns of the Third Coast Companies have not been audited. There is no tax audit or examination now pending or, to the knowledge of HCSC, threatened with respect to any Third Coast Company. The Third Coast Companies have filed or have properly filed for extensions for the filing of all federal, state and local tax reports and returns required by any law, rule or regulation to be filed by them (the "RETURNS").

                        (b) The Returns reflect all taxes due and payable with respect to the periods covered thereby and there are no other tax liabilities, deficiencies, interest or penalties payable or asserted with respect to such periods and, to HCSC's knowledge, no circumstances exist which, with the passage of time or the examination of the Returns by the taxing authorities, would result in additional tax liability.

                        (c) Except with respect to the 1998 tax year, there are no pending agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any tax, governmental charge (including interest, penalties or excise taxes) or deficiency by the Third Coast Companies. There are no actions, suits, proceedings, investigations or claims pending or, to HCSC's knowledge, threatened against the Third Coast Companies with respect to taxes, governmental charges or assessments, or any such matters under discussion with any governmental authority or any claims for additional taxes, charges or assessments asserted by such authority.

                        (d) The Third Coast Companies have withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, state and federal income taxes, state and federal employment taxes and FICA) required to be withheld or collected therefrom and promptly remitted such amounts, or have remitted all past-due amounts along with all penalties and interest assessed thereon, to the proper taxing authorities and have filed all reports with respect thereto with the proper taxing authorities.

               3.15 PERFORMANCE OF CONTRACTS. No Third Coast Company is in material default under, nor has any breached any provision of, any oral or written contract, agreement, instrument, document, lease, license, permit, indenture, insurance policy or other obligation to which it is a party (the "COMPANY CONTRACTS"), and there is no oral modification or past practice inconsistent in any material respect with the written terms of any of the Company Contracts. All of the Company Contracts are currently in full force and effect. To the knowledge of HCSC, the other parties to the Company Contracts have complied with their obligations thereunder and are not in breach thereof. The Third Coast Companies have performed each material term, condition and covenant of each Company Contract required to be performed by them on or prior to the date hereof and HCSC knows of no state of facts which, with the giving of notice or the passing of time or both, would give rise to any default under the Company Contracts.

               3.16 BUSINESS CHANGES. Since the last day of the period covered by the Interim Balance Sheet (the "INTERIM BALANCE SHEET DATE") and except as set forth on SCHEDULE 3.16 there has not been:

                        (a) any material (i) adverse change in the assets or the financial or other condition, operations, or business prospects of the Third Coast Companies, (ii) damage, destruction or loss (whether or not covered by insurance) affecting the assets or (iii) transaction outside the ordinary course of business affecting the Third Coast Companies, including, without limitation, any adverse change in the Third Coast Companies' revenues, costs, backlog or relations with its employees, consultants, agents, customers or suppliers;

                        (b) any (i) sale, lease, transfer, assignment, abandonment or other disposition of any operating or intangible property or other assets used or usable in the Third Coast Companies' business except for dispositions in the ordinary course of business, (ii) cancellation or compromise of any material debt or claim or (iii) waiver or release of any right of substantial value;

                        (c) any indebtedness incurred by the Third Coast Companies for money borrowed;

                        (d) any mortgage, pledge or creation of any lien, charge, security interest or other encumbrance on any of the assets;

                        (e)      any payment of dividends or other
distributions declared or made to the Third Coast Companies' shareholders or upon or in respect of any of their shares of capital stock, or any redemption or obligation to redeem by the Third Coast Companies any of their shares of capital stock or other securities;

                        (f) any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or paid or oral or written agreement or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, consultant or agent of any Third Coast Company.

               3.17     EMPLOYEE BENEFIT PLANS.  Except as set forth on
SCHEDULE 3.17, the Third Coast Companies do not have any union contract, collective bargaining agreement, employment contract, deferred compensation agreement or bonus, incentive, profit-sharing, pension, retirement or other employee benefit plan (as that term is defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively the "PLANS") currently in force and effect, or any informal understanding with respect to any of the foregoing. The Third Coast Companies do not maintain and have not ever maintained or contributed to any funded employee pension plan (as that term is defined in ERISA). All Plans which are subject to ERISA comply with ERISA and have been administered (a) in strict compliance with ERISA and the Internal Revenue Code of 1986, as amended (the "CODE") as to filing when due all materials required to be filed, and (b) in material compliance with ERISA and the Code in all other respects. With respect to each of the Plans, the Third Coast Companies do not have any material liability for any failure to comply with ERISA or the Code or for any action or failure to act in connection with the administration of the Plans. No Plan has engaged in any prohibited transaction in violation of ERISA or any prohibited transaction within the meaning of the Code. There are no material controversies or employment related claim or allegation pending or, to the knowledge of HCSC, currently threatened between any Third Coast Company and its employees.

               3.18 REAL PROPERTY. No Third Coast Company owns any parcel of real estate, buildings, fixtures or improvements. SCHEDULE 3.18 to this Agreement sets forth (a) a true and complete list and description of each parcel of real estate, buildings, fixtures and improvements (the "REAL PROPERTY") leased by any Third Coast Company and (b) a true, correct and complete copy of each lease, contract, option, agreement or enforceable right or obligation relating to or affecting, the Real Property to which a Third Coast Company is a party. All Real Property leased by the Third Coast Companies is leased under valid and subsisting leases and there exists no event of default on the part of the Third Coast Companies under any such leases or, to HCSC's knowledge, any event of default on the part of the landlords under any such leases.

               3.19     CONDITION OF REAL PROPERTY.  Except as set forth on
SCHEDULE 3.19 to this Agreement, the Third Coast Companies have received no notice (a) of any structural or nonstructural defects in any of the buildings or other improvements situated on the Real Property or (b) that any building systems, structures, fixtures and improvements, leased or used by the Company are not in all material respects in good condition and working order (reasonable wear and tear excepted) or adequate in quality and quantity for the current normal operation of the Third Coast Companies' business.

               3.20 TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth on SCHEDULE 3.20, no Third Coast Company owes any amount to, or has any contract with or commitment to, HCSC or its directors, officers, employees, consultants or agents (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and no such Person owes any amount to any Third Coast Company.

               3.21 INSURANCE. SCHEDULE 3.21 lists all insurance policies owned by the Company insuring against all liabilities, hazards and risks. All premiums on policies due to the date hereof have been paid, and no notice has been received nor has HCSC any reason to believe that any such insurance is in default, will be canceled or not renewed.

               3.22 DISCLOSURE. This Agreement (including the Schedules hereto) and any certificate, document, financial information or projection furnished by or on behalf of HCSC to UWS or any agent or representative of UWS in connection herewith, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The parties acknowledge that, in connection with the transitioning of the Business from the Third Coast Companies to the Joint Venture, material changes are expected to occur to the Business from and after the Joint Venture Closing Date. Such changes attributable to the parties' performance under the Joint Venture Agreement shall not form the basis of any claim that the foregoing representations and warranties are untrue or misleading. With the exception of such changes, there are no facts presently known to, or anticipated by HCSC that materially and adversely affects or in the future may (so far as HCSC can reasonably foresee) materially and adversely affect the Third Coast Companies' business, which have not been set forth in this Agreement or otherwise disclosed to UWS (including in the Schedules hereto).

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF UWS

      UWS represents and warrants to HCSC as follows:

      4.1 ORGANIZATION; GOOD STANDING; POWER. UWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

      4.2 AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by UWS will have been duly and effectively authorized and ratified by all necessary corporate action by UWS on or prior to the Closing Date. This Agreement has been duly executed by UWS and is the valid, legally binding obligation of UWS enforceable in accordance with its terms, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditors' rights or contractual obligations generally or by general principles of equity.

      4.3 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or other Person (except those consents, approvals, or authorizations which have been obtained or will be obtained prior to the Closing); (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment or decree of any court or Governmental Body applicable to UWS; or (iii) conflict with or result in a breach or termination of any provision of, or constitute a default under, any indenture, corporate charter, bylaw, mortgage, deed of trust, lease, contract, agreement or other instrument or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which UWS is a party, or by which UWS or any of its assets or properties may be bound.

      4.4 FINANCIAL ABILITY. UWS has the financial ability to discharge all of its obligations under this Agreement.

      4.5 THIRD PARTY CONSENTS. No material approval, authorization, notice, consent or other action by or filing with any Governmental Body is required for the execution, delivery and performance of this Agreement by UWS and the consummation of the transactions contemplated hereby.

      4.6 UWS'S KNOWLEDGE OF HOLDINGS' REPRESENTATIONS AND WARRANTIES. UWS has no knowledge of any items which call into question the accuracy or truthfulness of the representations and warranties of HCSC herein, the breach of which would form the basis of a right to terminate hereunder.

                                   ARTICLE V

                       CERTAIN COVENANTS PENDING CLOSING

      5.1 ACCESS TO BOOKS AND RECORDS. From and after the date hereof and until the Closing Date, unless UWS shall otherwise consent in writing, Holding and each other Third Coast Company shall give to UWS and to UWS employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants) of the Third Coast Companies and shall furnish to UWS all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of the Third Coast Companies as UWS may reasonably request.

      5.2 CERTAIN TAX MATTERS. HCSC and UWS shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, any audit or examination by any taxing authority (a "TAX AUDIT"), or any judicial or administrative proceedings relating to taxes, and each will retain and provide the other with any records or information that may be relevant to such tax return, Tax Audit, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other only for extraordinary expenses incurred in providing such assistance. Without limiting the foregoing, UWS and HCSC agree to retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all tax returns, supporting work schedules and other records or information that may be relevant to such tax returns of the Third Coast Companies for all taxable periods prior to the Closing Date, inclusive, and to refrain from destroying or otherwise disposing of such records without first providing the other with a reasonable opportunity to review and copy such records.

      5.3 PUBLICITY. HCSC and UWS shall not issue any press release or otherwise make any announcements to the public or the employees of any Third Coast Company with respect to this Agreement without the prior written consent of the other, except as required by Law. This Section shall expire on the 10th day after the Closing Date.

      5.4 CHANGES IN CORPORATE GOVERNANCE DOCUMENTS. On or prior to the Closing Date, each of the Third Coast Companies shall have amended and restated its Articles of Incorporation and By Laws in a form agreed to by the parties to eliminate provisions that are inconsistent with their being wholly owned subsidiaries of the MGA and to include provisions reflecting the governance provisions contained in the Joint Venture Agreement.

      5.5 REPAYMENT OF SURPLUS NOTES. HCSC and the Third Coast Companies shall be permitted, at any time prior to the Closing Date, to cause the Surplus Loans to be repaid from the surplus of Third Coast Insurance so long as such repayment is made with the approval of the DOI and otherwise in accordance with applicable laws. Additionally, any other surplus of Third Coast Insurance, whether or not corresponding to any Surplus Note, that is not required to support payment of claims under policies in force at the Closing Date may be repaid to HCSC so long as such repayment is made with the approval of the DOI and otherwise in accordance with applicable laws. The parties shall each use their best efforts to obtain permission from the DOI to authorize such repayment. The parties acknowledge that the effect of such repayment will be to reduce the adjusted book value of the Third Coast Companies by the amount of any such repayment and the Purchase Price will be reduced by 50% of such amount.

      5.6 HSR ACT FILINGS. Each party shall to the extent legally required, in cooperation with the other party, file or cause to be filed any report or notification that may be required to be filed by it under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR ACT"), with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by others. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, each party shall consult with the other parties with respect thereto. HCSC and UWS shall share all filing costs equally.

      5.7 ADMINISTRATION AND SATISFACTION OF CLAIMS RUN-OFF. Concurrently with the Joint Venture Closing, the parties shall enter into an Administrative Services Agreement, pursuant to which the Joint Venture shall agree to administer on behalf of the Third Coast Companies all claims relating to policies of workers compensation insurance theretofore written by the Third Coast Companies (the "PRIOR POLICIES"). It is anticipated that the claim reserves of Third Coast Insurance in existence as of the Closing Date will be sufficient to settle any claims made in respect of the Prior Policies during the three-year period following the Closing (the "RUN-OFF PERIOD"). However, in the event that claims incurred in respect of the Prior Policies during the Run-Off Period exceed such claim reserves, HCSC in accordance with
Section 2.4 shall cause such claims in excess of the claims reserve to be paid at its expense. At the end of the Run-Off Period, the MGA shall engage an actuarial firm to conduct a valuation of the remaining claims under Prior Policies (the "Future Claims Value"). In the event that the Future Claims Value exceeds the then remaining claim reserves HCSC shall reimburse the Joint Venture for the difference. If the Future Claims Value is less than the then remaining claims reserve, HCSC shall be entitled to receive from the Joint Venture such difference; PROVIDED, HOWEVER, that HCSC shall continue to remain liable for all liabilities of the Third Coast Companies in accordance with Section 2.4.

      5.8 UNPAID AND ACCRUED TAXES. The amount of liability of the Third Coast Companies for unpaid taxes for all periods ending on or before the Closing Date (and for any period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) and the amount of deferred taxes from events occurring before the Closing Date shall not, in the aggregate, exceed the amount of the liability accruals for taxes and deferred taxes as such accruals are reflected on the Closing Balance Sheet.

                                   ARTICLE VI

                        CLOSING CONDITIONS AND DELIVERIES

      6.1 CONDITIONS PRECEDENT TO OBLIGATION OF UWS. The obligation of UWS to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by UWS at UWS's sole option):

      (a) Each of the representations and warranties of HCSC contained in this Agreement except those set forth in Section 3.15 shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date except as modified by transactions permitted hereunder and under the Joint Venture Agreement. HCSC shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

      (b) No statute, regulation or final order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been any instituted, threatened or finally adjudicated action or proceeding by or before any Governmental Body that shall have concluded that the transactions contemplated hereby are unlawful or which award monetary or other relief by reason of the consummation of such transactions.

      (c) HCSC shall have delivered a certificate of its President or any Vice President, dated the Closing Date, in such detail as UWS shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this SECTION 6.1. Such certificate shall constitute a representation and warranty of HCSC with regard to the matters therein for purposes of this Agreement.

      (d)      UWS shall have received the other documents referred to in
SECTION 6.3 and intended to be delivered to UWS. All agreements, certificates, opinions and other documents delivered by HCSC to UWS hereunder shall be in form and substance satisfactory to counsel for UWS, in the exercise of such counsel's reasonable professional judgment.

      (e) The Board of Directors of UWS shall have approved the transactions contemplated herein.

      (f) All applicable waiting periods under the HSR Act shall have expired.

      (g)      The Joint Venture Closing shall have occurred.

      (h) The directors and officers of the Third Coast Companies shall have resigned.

      6.2 CONDITIONS PRECEDENT TO OBLIGATION OF HCSC. The obligation of HCSC to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by HCSC at HCSC's sole option):

      (a) Each of the representations and warranties of UWS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. UWS shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

      (b) No statute, regulation or final order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been any finally adjudicated action or proceeding by or before any Governmental Body that shall have concluded that the transactions contemplated hereby are unlawful or which award monetary or other relief by reason of the consummation of such transactions.

      (c) UWS shall have delivered a certificate of its President or any Vice President, dated the Closing Date, in such detail as HCSC shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this SECTION 6.2. Such certificate shall constitute a representation and warranty of UWS with regard to the matters therein for purposes of this Agreement.

      (d) HCSC shall also have received the other documents referred to in SECTION 6.3 and intended to be delivered to HCSC. All agreements, certificates, opinions and other documents delivered by UWS to HCSC hereunder shall be in form and substance satisfactory to counsel for UWS in the exercise of such counsels reasonable professional judgment.

      (e) All applicable waiting periods under the HSR Act shall have expired.

      (f)      The Joint Venture Closing shall have occurred.

      6.3 CLOSING DELIVERIES. At the Closing hereof, the parties hereto shall make the following deliveries:

      (a) HCSC shall deliver to UWS a certificate evidencing the Purchased Shares.

      (b) UWS shall deliver the cash, notes or share certificates representing the Acquisition Stock contemplated under Section 2.2 hereof.

      (c) HCSC and UWS shall have delivered the certificates contemplated in Sections 6.1(c) and 6.2(c), respectively.

      6.4 TERMINATION. This Agreement may not be terminated for any reason whatsoever, EXCEPT at any time prior to Closing, this Agreement may be terminated: (i) by written agreement of UWS and HCSC; (ii) by UWS, if any of the conditions specified in SECTION 6.1 hereof shall not have been fulfilled by December 31, 2000 and shall not have been waived by UWS; or (iii) by HCSC, if (a) HCSC and UWS have not executed the Addendum contemplated under Article VII within the time frame specified in such Article or (b) any of the conditions specified in SECTION 6.2 hereof shall not have been fulfilled by December 31, 2000 and shall not have been waived by HCSC. In the event of termination of this Agreement by either UWS, on one hand, or HCSC, on the other hand, pursuant to clause (ii) or (iii) of the immediately preceding sentence, UWS, on the one hand, and HCSC, on the other hand, shall be liable to the other for any breach hereof by such party, which breach led to such termination. UWS and HCSC shall also be entitled to seek any other remedy to which it may be entitled at law or in equity in the event of such termination (which remedies shall include injunctive relief and specific performance).

      6.5 POST-CLOSING UNDERTAKING. Each party shall take all such steps following the Closing as may be necessary to cause the then-current directors and officers of the Third Coast Companies to resign and to cause the MGA to take all steps necessary to appoint and elect new officers and directors of each such Third Coast Company to serve as officers and directors from and after the Closing Date.

      6.6 GOOD FAITH. Each party hereto agrees that such party shall act in good faith and shall use its best efforts to satisfy each of the conditions to closing listed in Article VI hereof that are applicable to such party in order to effect a timely closing of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                                    ADDENDUM

      HCSC and UWS shall negotiate in good faith and shall have executed an addendum ("ADDENDUM") to this Stock Purchase Agreement on or before the date that is 10 days prior to the Joint Venture Closing Date. Such Addendum shall include, among other things, the agreement of the parties as to the form of consideration to be paid by UWS in exchange for the Shares of Holding purchased hereunder. In the event that such consideration is to be comprised of Acquisition Stock, the Addendum will also set forth the parties' agreement as to any rights and preferences to be accorded to any preferred stock (in the event that preferred stock is used), appropriate conversion rights, registration rights (including the form and timing of any registration statement and whether any registered offering must be underwritten), Rule 144 sale rights, lock-up provisions, transfer restrictions, listing requirements, indemnifications and other terms and conditions to which the parties shall agree. In the event that such consideration is to consist of notes, the Addendum will set forth, among other things, a payment and maturity schedule, interest rate, prepayment rights and other terms and conditions to which the parties shall agree. Unless the form of consideration shall consist solely of cash or cash equivalents, the Addendum will also contain additional customary representations and warranties of UWS.

                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties, obligations, covenants and agreements made by the parties in this Agreement, or in any Schedule, Exhibit, certificate or other document delivered pursuant hereto, shall survive the Closing and shall continue for a period of one year following the termination of the Joint Venture, except for those contained in Section 3.14 (taxes) and Section 3.10 (compliance with law), which continue until expiration of applicable statutes of limitations (including extensions thereof), and except for those contained in Sections 2.4 (retained liabilities, 3.1 and 4.1 (corporate organization),
3.3 (capitalization) and 3.4 and 4.2 (authorization), which shall continue indefinitely.

      8.2 GENERAL INDEMNIFICATION. HCSC shall indemnify UWS and the MGA and UWS shall indemnify HCSC and the MGA as provided in this Section 8. The remedies provided in this Section 8 shall be cumulative and shall not preclude the assertion by either party hereto of any other rights or the seeking of any other remedies against the other party hereto.

      8.3      INDEMNIFICATION COVENANTS.  Subject to the provisions of this section 8, from and after the Closing:

                        (a) BY HCSC. HCSC shall indemnify UWS and the MGA for and defend and hold UWS and the MGA harmless from and against any demands, suits, orders, proceedings, claims, actions, causes of action, assessments, losses, damages, liabilities, fees, fines, forfeitures, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively "DAMAGES"), sustained or incurred by UWS or the MGA as a result of (i) any breach, inaccuracy or nonfulfillment of any representation, warranty or covenant of HCSC contained in or made pursuant to this Agreement or in any Schedule, Exhibit, certificate or other document delivered by HCSC to UWS in connection with the transactions contemplated hereby and (ii) the Retained Liabilities.

                        (b) BY UWS. UWS shall indemnify HCSC and the MGA for and defend and hold HCSC and the MGA harmless from and against any Damages sustained or incurred by HCSC or the MGA as a result of any breach, inaccuracy or nonfulfillment of any representation, warranty or covenant of UWS contained in or made pursuant to this Agreement or in any Schedule, Exhibit, certificate or other document delivered by UWS to HCSC in connection with the transactions contemplated hereby.

                        (c)      PROCEDURES.  The party seeking
indemnification (the "INDEMNIFIED PARTY") shall give the party from whom indemnification is sought (the "INDEMNIFYING PARTY") written notice of any claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Agreement applies. If the document evidencing such claim or demand is a court pleading, the Indemnified Party shall give such notice within 10 days of receipt of such pleading, and otherwise shall give such notice within 30 days of the date it receives notice of such claim. If the Indemnified Party's request for indemnification arises from the claim of a third party, the written notice shall permit the Indemnifying Party to assume the control of any such claim, or any litigation resulting from such claim. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend a complaint by a third party within five days of notice shall be a waiver by the Indemnifying Party of its right to respond to such complaint and, within 20 days after notice thereof, shall be a waiver by the Indemnifying Party of its right to assume control of the defense of such action. Notwithstanding the Indemnifying Party's assumption of the defense of such third-party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at its own expense. The Indemnified Party shall furnish the Indemnifying Party, in reasonable detail, all information the Indemnified Party may have with respect to any such third-party claim and shall make available to the Indemnifying Party and its representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such third-party claim. If the Indemnifying Party does not assume control of the defense of any such third-party claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may reasonably deem appropriate.

                        (d) PAYMENT OF CLAIMS. In the event that HCSC is required to compensate UWS for any Damages incurred by UWS, such payment may be made, at HCSC's election, in cash or in the same form of consideration as was used by UWS to purchase the Purchased Shares at the Closing.

      8.4 ATTORNEYS' FEES. It after the Closing, UWS or HCSC seeks arbitration or institutes any judicial action or proceeding to recover Damages pursuant to this section 8 or to otherwise enforce any provision of this Agreement, the party in whose favor final judgment shall be entered shall be entitled to receive from the other party such amount as the arbitrator or court may determine to be reasonable.

                                   ARTICLE IX

                                   TAX MATTERS

      9.1 TAX SHARING AGREEMENTS. Any tax sharing agreement between HCSC and any of the Third Coast Companies shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

      9.2 TAXES OF OTHER PERSONS. HCSC agrees to forever indemnify UWS from and against the entirety of any adverse consequences UWS may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of any of the Third Coast Companies for taxes of any person other than any of The Third Coast Companies (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of the state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

      9.3 RETURNS FOR PERIODS THROUGH THE CLOSING DATE. HCSC will include the income of the Third Coast Companies (including any deferred income triggered into income by Reg. Section 1.1502-13 and Reg. Section 1.1502-14 and any excess loss accounts taken into income under Reg. Treas.
Section 1.1502-19) on the HCSC consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. The Third Coast Companies will furnish tax information to HCSC for inclusion in HCSC's federal consolidated income tax return for the period which includes the Closing Date, in accordance with Holding's past custom and practice. HCSC will allow UWS an opportunity to review and comment upon such tax returns (including any amended returns) to the extent that they relate to the Third Coast Companies. HCSC will take no position on such returns that relate to the Third Coast Companies that would adversely affect the Third Coast Companies after the Closing Date. The books of the Third Coast Companies will be closed as of the end of the Closing Date. The income of the Third Coast Companies prior to and including the Closing Date will be apportioned to HCSC. The income of the Third Coast Companies following the Closing Date will be apportioned to the MGA.

      9.4 AUDITS. HCSC will forever indemnify and hold UWS harmless from and against any matters adversely affecting the Third Coast Companies after the Closing Date due to the settlement of any audit of HCSC.

                                    ARTICLE X

                               GENERAL PROVISIONS

      10.1 FURTHER ASSURANCES. The parties hereto shall cooperate with each other to any reasonable extent and shall execute and deliver such instruments and documents and take all such action as may reasonably be necessary or desirable to carry out the purposes and intent of this Agreement.

      10.2 NOTICES. All offers and notices provided for or permitted herein shall be in writing and shall be delivered personally or sent by United States certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

      (a)                      If to HCSC:
                               Health Care Service Corporation
                               233 North Michigan Avenue
                               Chicago, Illinois 60601-5655
                               Attn.:   Michael Lewis

      with a copy to:          Health Care Service Corporation
                               233 North Michigan Avenue
                               Chicago, Illinois 60601-5655
                               Attn.: Hugo Tagli, Jr., Esq.

      with a copy to:          Doepken Keevican & Weiss
                               USX Tower, 58th Floor
                               600 Grant Street
                               Pittsburgh, Pennsylvania 15219
                               Attn.: James F. Bauerle, Esq.

      (c)                      If to UWS:
                               United Wisconsin Services, Inc.
                               401 West Michigan Street
                               Milwaukee, Wisconsin 53202
                               Attn.:   Thomas Hefty

      with a copy to:          Michael Best & Friedrich LLP
                               100 East Wisconsin Street
                               Milwaukee, Wisconsin 53202
                               Attn.: Geoffrey R. Morgan, Esq.

or to such other address as any party hereto may designate for itself from time to time in a written notice served upon the other parties hereto in accordance herewith. Any notice sent by mail as provided above shall be deemed delivered on the second (2nd) business day next following the postmark date which it bears.

      10.3 PUBLIC DISCLOSURE. Except as otherwise may be required or by the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange, the parties hereto shall jointly agree upon the content of any disclosure in any disclosure documents filed by either party with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which filing(s) disclose the existence of this Agreement and the relationship herein created. The parties also may make additional announcements in public disclosure with respect to such agreements, provided that they jointly agree in writing in advance of making such announcement or public disclosure on the form and content of such announcement or public disclosure. The parties hereto further agree that any consent required by such party in connection with any public disclosure to be made pursuant to this Section 8.3 shall not be unreasonably withheld.

      10.4 WAIVER. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right or remedy at any other time or times.

      10.5 SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof, and any provision hereof which is adjudicated to be invalid or unenforceable shall be severed from this Agreement.

      10.6 BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither party hereto shall have any right to assign any of its rights hereunder or to delegate any of its duties hereunder without the express written consent of the other party hereto.

      10.7 PARAGRAPH HEADINGS. Paragraph headings contained herein have been inserted for convenience of reference only, and this Agreement shall not be construed or interpreted by reference to such paragraph headings.

      10.8 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior agreements, understandings and negotiations are merged herein. This Agreement may not be modified or rescinded except pursuant to a written instrument signed by the party against whom enforcement is sought.

      10.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original document, but all such counterparts taken together shall constitute but one and the same document.

      10.10 GOVERNING LAW; VENUE. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois.


                    [Signatures Appear on Next Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                               HEALTH CARE SERVICE CORPORATION, A Mutual
                               Legal Reserve Company d/b/a Blue Cross and
                               Blue Shield of Illinois


                               By:
                                  -----------------------------------------
                                   Title:
                                          ---------------------------------



                               UNITED WISCONSIN SERVICES, INC., a Wisconsin corporation


                               By:
                                  -----------------------------------------
                                   Title:
                                          ---------------------------------

                      ADDENDUM TO STOCK PURCHASE AGREEMENT


      THIS ADDENDUM TO STOCK PURCHASE AGREEMENT (this "Addendum") is made this 18th day of June, 1999 by and between UNITED WISCONSIN SERVICES, INC. ("UWS"), UNITED WISCONSIN INSURANCE COMPANY, a Wisconsin corporation ("UWIC") and HEALTH CARE SERVICE CORPORATION, a Mutual Legal Reserve Company doing business as Blue Cross Blue Shield of Illinois ("HCSC").

                                    RECITALS

      A. UWS and HCSC have entered into a certain Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT"), dated as of June 4, 1999, pursuant to which HCSC has agreed to sell to UWS, upon the fulfillment of certain conditions set forth therein, shares constituting 50% of the common stock of Third Coast Holding Company, an Illinois corporation ("Holding").

      B. The Stock Purchase Agreement, in Article VII thereof, contemplated the execution prior to the Joint Venture Closing Date, of an Addendum thereto, pursuant to which the parties would resolve certain issues, including without limitation the choice of consideration to be paid by UWS in exchange for the shares of Holding purchased thereunder.

      C. Notwithstanding the addition of UWIC as a party hereto, this Addendum is the Addendum referred to in Article VII of the Stock Purchase Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention to be legally bound, the parties do hereby agree as follows:

      1. DEFINITIONS. Unless otherwise defined herein, defined terms used herein shall have the same meanings given thereto in the Stock Purchase Agreement.

      2. PARTY TO RECEIVE AND PAY FOR PURCHASED SHARES. UWS does hereby assign the right to receive the Purchased Shares from HCSC to UWIC and does further delegate the duty to make payment to HCSC for such Purchased Shares to UWIC, all in accordance with the terms of the Stock Purchase Agreement. UWIC does hereby agree to receive such Purchase Shares and to assume all payment responsibilities. HCSC hereby consents to such assignment, delegation and assumption.

      3. CHOICE OF CONSIDERATION. UWIC shall pay the Purchase Price for the Purchased Shares in cash. Payment shall be made by wire transfer to an account designated by HCSC prior to closing to receive such wire transfer.

      4.    INCORPORATION BY REFERENCE.  Each of the provisions set forth in
Article X of the Stock Purchase Agreement is incorporated by reference and made a part hereof as if fully set forth herein.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   HEALTH CARE SERVICE CORPORATION, A Mutual
                                   Legal Reserve Company d/b/a Blue Cross and
                                   Blue Shield of Illinois


                                   By:
                                       ---------------------------------------

                                       Title:
                                              --------------------------------



                                   UNITED WISCONSIN SERVICES, INC., a
                                   Wisconsin corporation


                                   By:
                                       ---------------------------------------

                                       Title:
                                              --------------------------------



                                   UNITED WISCONSIN INSURANCE COMPANY, a
                                   Wisconsin corporation


                                   By:
                                       ---------------------------------------

                                       Title:
                                              --------------------------------